CERTIFICATE OF AMENDMENT AND RESTATEMENT
OF
ARTICLES OF INCORPORATION
OF
ZEOLITE EXPLORATION COMPANY

The undersigned hereby certifies as follows:

1. He is the duly elected and acting President of Zeolite Exploration Company, a Nevada corporation (the "corporation").

2. The Articles of Incorporation of the corporation were filed with the Nevada Secretary of State on May 11, 2001.

3. A Certificate of Amendment to the Articles of Incorporation of the corporation was filed on February 8, 2006, and made effective as of February 13, 2006, through which the corporation effected a one-for-two reverse stock split of its authorized and outstanding shares of common stock, $0.00001 par value per share ("Common Stock").

4. On November 22, 2006, the Board of Directors of the corporation unanimously approved the Amendment and Restatement of the corporation's Articles of Incorporation set forth below pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes.

5. On November 22 2006, upon the recommendation of the Board of Directors of the corporation, the Amendment and Restatement of the corporation's Articles of Incorporation was submitted to the stockholders of the corporation. The stockholders holding 54,095,103 shares of the Company's Common Stock were entitled to vote on the Amendment and Restatement, with amendment to the Articles of Incorporation requiring the affirmative vote of a majority of the outstanding shares of Common Stock. The holders of 27,645,024 shares of Common Stock, constituting a majority of those votes entitled to be cast, voted in favor of the amendment.

6. The Articles of Incorporation, as amended to the date of this certificate, are hereby amended and restated as follows:

FIRST

The name of the corporation is ShengdaTech, Inc.

SECOND

The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the Nevada General corporation Law.

THIRD

The aggregate number of shares of stock that the corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, $0.00001 par value (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, $0.00001 par value (the "Preferred Stock"). Shares of Preferred Stock of the corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

FOURTH

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation.

FIFTH

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SIXTH

The corporation is to have perpetual existence.

SEVENTH

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized as follows:

(i) Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

(ii) To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

(iii) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name and names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

(iv) When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interest of the corporation.

EIGHTH

Meetings of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

NINTH

The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.